UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2006 (July 7, 2006)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

Election of Director

Effective July 7, 2006, the Board of Directors of Bill Barrett Corporation (the “Company”) approved increasing the size of the Board of Directors from seven to eight members and elected Randy A. Foutch as a new director to fill the vacancy created by increasing the size of the Board. Mr. Foutch also was elected to serve on the Audit Committee and Nominating And Corporate Governance Committee of the Board of Directors.

There is no arrangement or understanding between Mr. Foutch and any other persons pursuant to which he was selected as a director.

Randy A. Foutch, 54, is an experienced oil and gas executive with extensive geologic and engineering experience. Mr. Foutch founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. Previously, Mr. Foutch founded Lariat Petroleum, Inc. in 1996 and served as President until January 2001, when it was sold to Newfield Exploration, Inc. He then served as President and CEO of Newfield Exploration Mid-Continent Inc. and Vice President of Newfield Exploration Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and industry boards.

As a director, Mr. Foutch will be entitled to receive an annual retainer of $25,000 and a meeting attendance fee of $1,000 for each board and committee meeting attended. Mr. Foutch also will receive options to purchase 10,000 shares of common stock effective upon his election and on January 1 of each year. All these options will vest 25% on each of the first four anniversaries of the date of grant, and terminate on the seventh anniversary of the date of grant. The exercise price for the options is equal to the closing sales price on the New York Stock Exchange on the last trading day prior to the date of grant. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The Company and Mr. Foutch also agreed to enter into an indemnification agreement in the form entered into with other directors and officers of the Company. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law. The form of this agreement is incorporated by reference into this Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On July 10, 2006, the Company issued a press release concerning the election of Randy A. Foutch as a director. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Form of Indemnification Agreement between Bill Barrett Corporation and each of the directors and certain officers and employees. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

99.1	Press Release, dated July 10, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2006	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron Senior Vice President—General Counsel; and Secretary

3

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Form of Indemnification Agreement between Bill Barrett Corporation and each of the directors and certain officers and employees. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

99.1	Press Release, dated July 10, 2006.

4